EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G/A with respect to the ordinary shares, $$0.00000000000312817946 par value per share of SMX (Security Matters) Public Limited Company, an entity incorporated under the laws of Ireland, dated as of July 31, 2025, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 11, 2025

Abri Advisors, Ltd.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	President

/s/ Jeffrey Tirman
Name:	Jeffrey Tirman